EXHIBIT 99.1

HCC Estimates Rita Loss and Comments on Earnings Outlook

HOUSTON, Oct. 10, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that the Company estimates a gross loss of $70 million from Hurricane Rita arising primarily from onshore and offshore energy, property, marine and other specialty lines of business. This loss is estimated to be $20 million net of reinsurance including reinsurance reinstatement costs, $13 million after tax, and will reduce third quarter earnings of the Company by approximately $0.12 per diluted share.

Stephen L. Way, Chairman and Chief Executive Officer, said, "Rita represents a significant energy insurance claim and once again highlights the inadequacy of current rating levels in this class to pay for such losses." Mr. Way added, "Despite two major hurricane losses and a reinsurance commutation charge, we still expect to make a small profit in the third quarter and anticipate achieving record earnings for the full year due to the continuing strength of our other lines of business."

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $6.0 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          (713) 690-7300